BECKMAN INSTRUMENTS, INC.
           STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

        (AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 7, 1997)


1.    PURPOSE.

      This Stock Option Plan for Non-Employee Directors (the "Plan") is intended to attract and retain the services of experienced and knowledgeable independent directors of Beckman Instruments, Inc.
(the "Company") for the benefit of the Company and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders.

2.    STOCK SUBJECT TO THE PLAN.

      There are reserved for issuance upon the exercise of options and the vesting of restricted stock awards granted under the Plan 100,000 shares of Common Stock of the Company (the "Common Stock"). Such shares may be authorized and unissued shares of the Common Stock or previously outstanding shares of Common Stock then held in the Company's treasury. If any option or restricted stock award granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject thereto shall again be available for the purposes of issuance upon the exercise of options or the vesting of restricted stock awards granted under the Plan.

3.    ADMINISTRATION.

      The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the express provisions of the Plan, the Board shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option grants or agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations of the matters referred to in this Paragraph 3 shall be conclusive.

4.    ELIGIBILITY.

      Each director of the Company who is not otherwise an employee of the Company, a parent corporation, or a subsidiary of either the Company or a parent corporation, and who has not been an employee of the Company, a parent corporation, or a subsidiary of either the Company or a parent corporation for a period of at least one year prior to the date of the grant of an option under the Plan shall automatically be granted on the date of each annual meeting of the stockholders of the corporation a nonqualified stock option for 1,000 shares (or, commencing with the 1998 annual stockholders' meeting, for 2,000 shares) of Common Stock (subject to adjustment as provided in Paragraph 7). "Parent corporation" means any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing
50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
"Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company, or a parent corporation as applicable, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

5.  OPTION GRANTS.

      (a) The purchase price of the Common Stock under each option granted under the Plan shall be 100% of the fair market value of the stock at the time such option is granted. Such fair market value shall be taken as the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on the date of grant of the option.

      (b) Options shall become fully exercisable six months after the date of grant. No option shall be exercisable during such six-month period. The term of each option shall be ten years from the date of grant thereof, or such shorter period as is prescribed in Paragraphs 5(d) and 5(e). Except as provided in Paragraphs 5(d) and 5(e), no option may be exercised at any time unless the holder thereof is then a director of the Company.

      Upon exercise, the option price is to be paid in full in cash or, at the discretion of the Board, in Common Stock owned by the optionee having a market value on the date of the exercise equal to the aggregate option price, or, at the discretion of the Board, in a combination of cash and stock. Upon exercise of an option, the Company shall have the right to retain or sell without notice sufficient shares of stock to cover government withholding taxes or deductions, if any, as described in Paragraph 9. For purposes of this paragraph, the market value of shares tendered to exercise an option shall be the average of the high and low sales prices of the Common Stock on the New York
Stock Exchange on the exercise date; if the Common Stock is not traded on the exercise date, the fair market value on such date shall be determined under Treasury Regulation section 20.2031-2.

      (c) In the event that an optionee shall cease to be a director of the Company during the six month period following the date of grant of the option, the option shall forthwith terminate on the date the optionee ceases to serve as a director.

      (d) In the event that the optionee shall cease to serve as a director (unless the option shall have been previously terminated pursuant to the provisions of Paragraph 5(c)) the optionee may exercise the option at any time prior to the earlier of (i) the expiration of the term of the option or (ii) the first anniversary of the date of termination.

      Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate the optionee's service as a director at any time.

      (e) In the event of the death of a director to whom an option has been granted under the Plan, the option theretofore granted to such director (unless the option shall have been previously terminated pursuant to the provisions of Paragraph 5(c)) may be exercised by a legatee or legatees of the optionee under his or her last will or by the director's personal representatives or distributees at any time prior to the earlier of (i) the expiration of the term of the option or (ii) the first anniversary of the date of death, to the extent of the remaining shares covered by his or her option whether or not such shares had become purchasable by such individual at the date of death.

      In the event that an individual to whom an option has been granted under the Plan dies after such individual has ceased to be a director, the option theretofore granted to the optionee (if not previously terminated pursuant to the provisions of Paragraph 5(c)) may be exercised by a legatee or legatees of the optionee under his or her last will, or by the optionee's personal representatives or distributees, at any time during the term that the option could have been exercised by the optionee under Paragraph 5(d).

6.   TRANSFERABILITY AND STOCKHOLDER RIGHTS OF HOLDERS OF  OPTIONS.

      No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder thereof, only by the optionee. The optionee shall have none of the rights of a stockholder until the shares subject thereto shall have been registered in the name of the person or persons exercising such option on the transfer books of the Company upon such exercise.

7.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

      Notwithstanding any other provision of the Plan, the number and class of shares subject to restricted stock awards, the options and the option prices of the options covered thereby shall be proportionately adjusted in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common stockholders other than cash dividends and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the number of shares as to which options and restricted stock awards may be granted shall be appropriately adjusted by the Board.

8.    AMENDMENT AND TERMINATION.

      Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of options or restricted stock awards shall be made after, December 31, 2001; provided, however, that such termination shall have no effect on options or restricted stock awards granted prior thereto. The Plan may be terminated, modified or amended by the stockholders of the Company. The Board of Directors of the Company may also terminate the Plan or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects which shall not change (i) the total number of shares as to which options and restricted stock awards may be granted, (ii) the class of persons eligible to receive options or restricted stock awards under the Plan, (iii) the manner of determining the option prices, (iv) the period during which options and restricted stock awards may be granted or exercised, (v) the provisions relating to the administration of the Plan by the directors of the Company, or (vi) any provision requiring stockholder approval under any provision of law or any requirement of the stock exchange on which shares of Common Stock are then trading.

9.    WITHHOLDING.

      Upon the transfer of the Common Stock as a result of the exercise of an option or the vesting of a restricted stock award, the Company shall have the right to retain or sell without notice sufficient shares of stock (taken at the average of the high and low sales prices of such stock on the New York Stock Exchange on such date or dates as may be determined by the Board, but not more than five business days prior to the date on which such shares would otherwise have been delivered) to cover the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such payment, remitting any balance to the participant; provided however, that the participant shall have the right to provide the Company with the funds to enable it to pay such tax.

10.   EFFECTIVENESS OF THE PLAN.

      The Plan shall become effective on the date the Plan is approved by the vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting of the stockholders within twelve months after the date of adoption of the Plan by the Board of Directors.

11.   PLAN CONSTRUCTION.

      It is the intent of the Company that transactions in and affecting options and restricted stock awards granted under this Plan satisfy any then applicable requirements of Rule 16b-3 so that directors (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Securities and Exchange Act of 1934 in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any option or restricted stock award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irreconcilable, the Board may disregard the provisions if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

12.   RESTRICTED STOCK AWARDS.

      (a) Eligibility; Restrictions. Restricted stock awards under this Paragraph 12 shall be made only to directors of the Company who are not otherwise an employee of the Company, a parent corporation, or a subsidiary of either the Company or a parent corporation, and who has not been an employee of the Company, a parent corporation, or a subsidiary of either the Company or a parent corporation for a period of at least one year prior to the date of grant of a restricted stock award under the Plan. Stock certificates evidencing shares of restricted stock pending the lapse of the restrictions ("Restricted Shares") shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Company or by a third party designated by the Board until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the award. Upon issuance of the restricted stock award, the participant may be required to provide such further assurance and documents as the Board may require to enforce the restrictions.

      (b) Initial Grants. Eligible directors who are in office as of October 2, 1997 shall be granted without further action a restricted stock award for 100 Restricted Shares (subject to adjustment under Paragraph 7) of Common Stock (the award date of which shall be such date).

      (c) Subsequent Annual Grants. Immediately following the annual stockholders meeting in each year during the term of the Plan commencing in 1998, there shall be granted automatically (without any action by the Board) a restricted stock award for 100 Restricted Shares (subject to adjustment under Paragraph 7) (the award date of which shall be such date) to each eligible director then continuing in office.

      (d) Lapse of Restrictions. Each restricted stock award granted on October 2, 1997 shall become vested as follows: 33% of the number of shares subject thereto on the date of the 1998 annual stockholders' meeting, 33% of the number of shares subject thereto on the date of the 1999 annual stockholders' meeting and 34% of the number of shares subject thereto on the date of the 2000 annual stockholders' meeting. Each other restricted stock award granted under this Paragraph 12 shall become vested as to 33% of the number of shares subject thereto on each of the first and second anniversaries of the award date and as to an additional 34% on the third anniversary of the award date. Notwithstanding the foregoing, in the event of a director's termination of service on the Board by reason of death, total disability, or pursuant to the Board's mandatory retirement policy as set forth in the Company's By-laws, each restricted stock award held by such director as of the date of his termination from service shall be fully vested.

      (e) Pre-Vesting Restraints. Restricted Shares comprising any restricted stock award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such shares have lapsed and the shares have become vested.

      (f) Dividend and Voting Rights. A director receiving a restricted stock award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Shares which cease to be eligible for vesting.

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